Exhibit 3.2

Exhibit 3.2

Exhibit 3.2

CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION
OF
ARRHYTHMIA RESEARCH TECHNOLOGY, INC.

Pursuant to Section 242 of the
General Corporation Law of the State of Delaware

Arrhythmia Research Technology, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,
DOES HEREBY CERTIFY:
FIRST: That the Board of Directors of said corporation, at a meeting of its members duly called and held pursuant to the General Corporation Law of the State of Delaware, duly adopted a resolution proposing and declaring advisable the following amendment to the Certificate of Incorporation of said corporation.
RESOLVED, that the Certificate of Incorporation of Arrhythmia Research Technology, Inc. be amended by changing the FOURTH Article thereof so that, as amended said Article shall be and read in its entirety as follows:
“FOURTH: The number of shares of which the Corporation is authorized to have outstanding is 12,000,000 shares, consisting of 2,000,000 shares of Serial Preferred Stock, $.001 par value per share (hereinafter called “Serial Preferred Stock”) and 10,000,000 shares of Common Stock, $.01 par value per share (hereinafter called “Common Stock”).
The following is a statement of the designations and the powers, privileges and rights, and the qualifications, limitations or restrictions thereof in respect of each class of capital stock of the Corporation.
(a)COMMON STOCK.
(i)General. The voting, dividend and liquidation rights of the holders of the Common Stock are subject to and qualified by the rights of the holders of Serial Preferred Stock of any series as may be designated by the Board of Directors upon any issuance of Serial Preferred Stock of any series.
(ii)Voting. The holders of the Common Stock shall have voting rights at all meetings of stockholders, each such holder being entitled to one vote for each share thereof held by such holder; provided, however, that, except as otherwise required by law, holders of Common Stock shall not be entitled to vote on any amendment to this Certificate of Incorporation (which, as used herein, shall mean the Certificate of Incorporation of the Corporation, as amended from time to time, including the terms of any certificate of designations of any series of Serial Preferred Stock) that relates solely to the terms of one or more outstanding series of Serial Preferred Stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation. There shall be no cumulative voting.
The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law of the State of Delaware.
(iii)Dividends. Dividends may be declared and paid on the Common Stock from funds lawfully available therefor as and when determined by the Board of Directors and subject to any preferential dividend or other rights of any then outstanding Serial Preferred Stock.
(iv)Liquidation. Upon the dissolution or liquidation of the Corporation, whether voluntary or involuntary, holders of Common Stock will be entitled to receive all assets of the Corporation available for distribution to its stockholders, subject to any preferential or other rights of any then outstanding Serial Preferred Stock.

Exhibit 3.2

Exhibit 3.2

Exhibit 3.2

(b)SERIAL PREFERRED STOCK.
Serial Preferred Stock may be issued from time to time in one or more series, each of such series to have such terms as stated or expressed herein and in the resolution or resolutions providing for the issue of such series adopted by the Board of Directors of the Corporation as hereinafter provided. Any shares of Serial Preferred Stock which may be redeemed, purchased or acquired by the Corporation may be reissued except as otherwise provided by law.
Authority is hereby expressly granted to the Board of Directors from time to time to issue Serial Preferred Stock in one or more series, and in connection with the creation of any such series, by resolution or resolutions providing for the issuance of the shares thereof, to determine and fix the number of shares of such series and such voting powers, full or limited, or no voting powers, and such designations, preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including without limitation thereof, dividend rights, conversion rights, redemption privileges and liquidation preferences, as shall be stated and expressed in such resolutions, all to the full extent now or hereafter permitted by the General Corporation Law of the State of Delaware. Without limiting the generality of the foregoing, the resolutions providing for issuance of any series of Serial Preferred Stock may provide that such series shall be superior or rank equally or be junior to Serial Preferred Stock of any other series to the extent permitted by law.
The number of authorized shares of Serial Preferred Stock may be increased or decreased (but not below the number of shares then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law of the State of Delaware.”
SECOND: That thereafter, pursuant to resolution of its Board of Directors, an annual meeting of the stockholders of said corporation was duly called and held, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.
THIRD: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware.
FOURTH: That this Certificate of Amendment to the Certificate of Incorporation shall become effective upon the filing of the Certificate of Amendment with the Delaware Secretary of State, which will occur as soon as reasonably practicable after approval.
IN WITNESS WHEREOF, said Arrhythmia Research Technology, Inc. has caused this Certificate to be executed, acknowledged and filed by its President this 10th day of July, 2015.
ARRHYTHMIA RESEARCH TECHNOLOGY, INC.

By: /s/ Salvatore Emma, Jr.
Salvatore Emma, Jr.
President and Chief Executive Officer